UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 5, 2019

SUNCOKE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35243	90-0640593
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1011 Warrenville Road, Suite 600 Lisle, Illinois		60532
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (630) 824-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SXC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Revolving Credit Agreement:

On August 5, 2019, SunCoke Energy, Inc. and SunCoke Energy Partners, L.P., as joint and several borrowers (each a “Borrower” and, collectively, the “Borrowers”), the several lenders party thereto from time to time and Bank of America, N.A., as administrative agent, entered into credit agreement which amended and restated an existing credit agreement, dated May 24, 2017 (as amended and restated, the “Credit Agreement”), to provide additional flexibility by increasing the amount of total revolving commitments and extending the revolving termination date.

The Credit Agreement provides for a $400 million secured credit facility allowing for the borrowing of revolving loans and, subject to a $80 million sublimit, the issuance of letters of credit. Loans under the Credit Agreement bear interest, at the Borrowers’ option, at a rate per annum equal to either the adjusted Eurodollar Rate (which currently is the London Interbank Offered Rate (“LIBOR”), which cannot be less than zero, adjusted for eurocurrency reserve requirements) for interest periods of one, two, three or six months plus a specified margin, or an alternate base rate (“ABR”), plus a specified margin. The ABR is a fluctuating rate equal to the highest of (a) the Federal Funds Effective Rate (which cannot be less than zero) plus 0.50%, (b) the rate of interest publicly announced from time to time by Bank of America as its “prime rate” and (c) LIBOR plus 1.0%. The applicable margin ranges from 0.50% to 1.50% for loans bearing interest at the ABR, and from 1.50% to 2.50% for loans bearing interest at the adjusted Eurodollar Rate. The specified margin is calculated based upon the Borrowers’ consolidated net leverage ratio from time to time.

Fees payable with respect to outstanding letters of credit range from 1.50% to 2.50% depending on the Borrowers’ consolidated net leverage ratio from time to time and a fronting fee of 0.125% per annum. Unused commitments are subject to a commitment fee ranging from 0.175% to 0.350% depending on the Borrowers’ consolidated net leverage ratio from time to time.

The Credit Agreement has a stated maturity of August 5, 2024, at which time all amounts then outstanding under the Credit Agreement will become due. Mandatory prepayments also will be required for certain sales of assets, certain events of loss, or incurrence of additional indebtedness not permitted under the Credit Agreement.

The Credit Agreement allows the Borrowers, subject to certain conditions, to obtain incremental revolving loans or term loans, in an aggregate amount equal to the greater of (i) $250 million and (ii) an unlimited amount (subject to maintenance of a pro forma Consolidated Net Leverage Ratio less than or equal to 3.50).

The Credit Agreement contains certain covenants, restrictions and events of default including, but not limited to, limitations on the ability of the Borrowers, and their respective subsidiaries, to: (i) incur indebtedness, (ii) make distributions, (iii) prepay, redeem or repurchase certain debt, (iv) make loans and investments, (v) sell assets, (vi) incur liens, (vii) enter into transactions with affiliates and (viii) consolidate or merge.

The Credit Agreement also contains financial covenants requiring the Borrowers and their consolidated subsidiaries to maintain:

•	A maximum consolidated net funded debt to EBITDA ratio not to exceed 4.50 to 1.0 for any period of four consecutive fiscal quarters, commencing with the fiscal quarter ending September 30, 2019 and for every fiscal quarter thereafter until the maturity of the Credit Agreement; and

•	A minimum EBITDA to interest expense ratio not less than 2.50 to 1.0 for any period of four consecutive fiscal quarters, commencing with the fiscal quarter ending September 30, 2019 and for every fiscal quarter thereafter until the maturity of the Credit Agreement.

If an event of default (as such term is defined in the Credit Agreement) occurs, the lenders would be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement, termination of the lenders’ commitments thereunder, foreclosure on collateral, and all other remedial actions available to a secured creditor.

The obligations under the Credit Agreement are guaranteed by certain of the consolidated subsidiaries of the Borrowers, and secured by liens on certain of the Borrowers’ and the guarantors’ real and personal property assets pursuant to (i) an amended and restated guarantee and collateral agreement among the Borrowers, the subsidiaries of the Borrowers party thereto, and Bank of America, N.A, as administrative agent and collateral agent for the secured parties; and (ii) mortgages and deeds of trust covering certain properties in Ohio and Louisiana.

The Borrowers will use the proceeds of the Credit Facility to finance capital expenditures, acquisitions, working capital needs, the making of distributions, the repayment of other indebtedness, and for other general corporate purposes.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference herein. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the actual terms of the Credit Agreement.

Guarantee of Subsidiary Debt:

In addition to the foregoing, SunCoke Energy, Inc. also announced that it and certain of its subsidiaries entered into a supplemental indenture (the “First Supplemental Indenture”), dated as of August 5, 2019, relating to the senior unsecured 7.50% notes due 2025 (the “Notes”) previously issued pursuant to an Indenture dated as of May 24, 2017 (the “Indenture”), by and among SunCoke Energy Partners, L.P. and SunCoke Energy Partners Finance Corp., as co-issuers (each an “Issuer” and, collectively, the “Issuers”), the several subsidiary guarantors identified therein, and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes were offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended.

The Indenture contains covenants that, among other things, limit ability of the Issuers and the subsidiary guarantors to (i) incur indebtedness, (ii) pay dividends or make other distributions, (ii) prepay, redeem or repurchase certain subordinated debt, (iv) make loans and investments, (v) sell assets, (vi) incur liens, (vii) enter into transactions with affiliates, (viii) enter into agreements restricting the ability of subsidiaries to pay dividends and (ix) consolidate or merge. These covenants are subject to a number of exceptions and qualifications set forth in the Indenture.

As previously announced, on June 28, 2019, SunCoke Energy Partners, L.P. completed a merger with a wholly owned subsidiary of SunCoke Energy, Inc., whereby SunCoke Energy Partners, L.P. continued as the surviving entity and as a wholly owned subsidiary of SunCoke Energy, Inc. (the “Merger”). As a result of the Merger, SunCoke Energy Partners, L.P. no longer has any duty to file reports with the Securities and Exchange Commission (the “SEC”) under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Absent a parent company guaranty from SunCoke Energy, Inc., however, the Indenture nonetheless requires such Exchange Act reports to be provided to the holders of the Notes.

Pursuant to the First Supplemental Indenture, SunCoke Energy, Inc. was added as a parent company guarantor, agreeing to fully and unconditionally guarantee the obligations of the Issuers pursuant to the Indenture with respect to the Notes, on the terms set forth therein. The Indenture provides that, as a result of this parent company guaranty, the financial reporting obligations of SunCoke Energy Partners, L.P. under the Indenture may be satisfied by providing condensed consolidating information in the form of financial statement footnotes to SunCoke Energy, Inc.’s periodic Exchange Act reports filed with the SEC.

Copies of the Indenture and the Supplemental Indenture are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K, and are incorporated by reference herein. The foregoing descriptions of the Indenture and the First Supplemental Indenture are qualified in their entirety by reference to the actual terms of the Indenture and the First Supplemental Indenture.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this report is incorporated in this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1

Indenture, dated May 24, 2017, among SunCoke Energy Partners, L.P., SunCoke Energy Partners Finance Corp., the Guarantors named therein, and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No.: 001-35782), filed on May 25, 2017 by SunCoke Energy Partners, L.P.).

4.2	First Supplemental Indenture, dated August 5, 2019 (filed herewith).

10.1

Amended and Restated Credit Agreement, dated August 5, 2019, by and among SunCoke Energy, Inc. and SunCoke Energy Partners, L.P., as joint and several borrowers, the several lenders party thereto from time to time and Bank of America, N.A., as administrative agent (filed herewith).

99.1	Press release, issued August 5, 2019, announcing the refinancing (filed herewith).

104	Cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNCOKE ENERGY, lNC.

By:	/s/ Allison S. Lausas
Allison S. Lausas
Vice President, Controller and Treasurer

Date: August 7, 2019